EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS




We consent to the reference to our Firm under the caption "Experts" and to the use of our report dated January 16, 2002 in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of A. O. Smith Corporation for the registration of 4,025,000 shares of its Common Stock.

We also consent to the incorporation by reference therein of our report dated January 16, 2002 with respect to the financial statement schedule of A. O. Smith Corporation for the years ended December 31, 2001, 2000 and 1999 included in the Annual Report (Form 10-K) for 2001 filed with the Securities and Exchange Commission.


                                       /s/ Ernst & Young LLP

Milwaukee, Wisconsin
April 11, 2002